Exhibit 10.30

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of March 15, 2017 (the “Effective Date”) by and among VERITONE, INC., a Delaware corporation (the “Company”), and each of the Lenders listed on Exhibit A attached hereto (collectively, the “Lenders”, and each individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Secured Promissory Notes (as defined below).

RECITALS

A. The Lenders desire to advance loans (the “Loans”) to the Company and the Company desires to borrow from the Lenders, in multiple disbursements, an aggregate amount of up to Eight Million Dollars ($8,000,000). The Loans will be evidenced by secured convertible promissory notes issued to the Lenders in the form attached hereto as Exhibit B (collectively, the “Secured Promissory Notes,” and each a “Secured Promissory Note”).

B. In consideration for the Loans, the Company agrees to issue to the Lenders (i) upon the Closing Date (as defined below), an aggregate of 200,000 shares (the “Upfront Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”); and (ii) upon each Advance hereunder, (A) an aggregate of 75,000 shares of Common Stock (the “Installment Shares”) and (B) warrants to purchase an aggregate of 100,000 shares of Common Stock (the “Warrant Shares”) in the form attached hereto as Exhibit C (collectively, the “Warrants, and each a “Warrant”), subject to adjustment of the Warrant Shares upon the first Public Offering as set forth in the Warrant, on the terms and conditions set forth herein. The Upfront Shares and the Installment Shares are sometimes collectively referred to herein as the “Shares.”

C. The Secured Promissory Notes will be secured by substantially all of the Company’s assets pursuant to an Amended and Restated Security Agreement between the Company and Lenders in the form attached hereto as Exhibit D (the “Security Agreement”).

The parties hereby agree as follows:

1. The Closing; Installments.

1.1 The Loans. Subject to the terms and conditions of this Agreement and the Secured Promissory Notes, each Lender agrees to lend to the Company funds up to the Commitment Amount set forth opposite such Lender’s name on Exhibit A (the “Loan Amount”).

1.2 Closing Date. The closing of the purchase and sale of the Secured Promissory Notes for the initial Two Million Dollar ($2,000,000) advance of the Loan Amount hereunder (the “Closing”) shall be held on a date mutually agreed upon by the Company and the Lenders within five (5) Business Days following the Effective Date (the “Closing Date”).

1.3 Delivery. At the Closing, (a) each Lender will deliver the amount of such Lender’s Pro Rata Share of Two Million Dollars ($2,000,000), which constitutes the initial advance to be made on the Closing Date pursuant to the terms of the Secured Promissory Notes, by check payable to the Company or by wire transfer to a bank account designated by the Company; (b) the Company shall issue and deliver to such Lender a Secured Promissory Note in favor of such Lender in the principal amount of up to the full amount such Lender’s applicable Loan Amount. For the purposes of this Agreement, the “Pro Rata Share” shall mean, when calculating a Lender’s portion of any amount, that percentage set forth opposite such Lender’s name on Exhibit A.

1.4 Additional Advances. Each Lender will, on each of April 15, 2017, May 15, 2017 and June 15, 2017 (each, together with the Closing Date, shall be deemed to be an “Installment Date”), deliver the amount of such Lender’s Pro Rata Share of Two Million Dollars ($2,000,000) (each such advance, together with the advances delivered on the Closing Date, an “Advance”), by check payable to the Company or by wire transfer to a bank account designated by the Company, provided that each Lender’s obligation to fund each Advance is subject to the Lender’s receipt from the Company of a written notice (the “Funding Notice”), substantially in the form attached hereto as Exhibit E, of the Company’s election to borrow such Advance at least five (5) Business Days prior to the date of such Advance (it being understood that neither Lender shall have an obligation to make the Advance to which such notice relates if the Company has failed to timely provide such Funding Notice to such Lender, unless waived by such Lender. In addition, no Lender shall be required make an Advance to the Company (i) on an Installment Date occurring after April 30, 2017 if the Company has not completed its first Public Offering on or prior to April 30, 2017, (ii) if either Chad Steelberg or Ryan Steelberg no longer serves as an executive officer the Company as of the applicable Installment Date, or (iii) if an Event of Default has occurred and is continuing, provided that notwithstanding clauses (i) through (iii) above, each Lender may, in its sole discretion, elect to make such Advance to the Company upon receipt of the Funding Notice (to the extent not otherwise waived) as set forth above. If any Lender fails to make an Advance (pursuant to a Funding Notice validly given by the Company hereunder) on an Installment Date (a “Defaulting Lender”) occurring on (a) April 15, 2017 as required pursuant to this Section 1.4, such Defaulting Lender shall not be entitled to receive any Installment Shares or Warrants to which it would otherwise be entitled to on such Installment Date pursuant to Sections 2.1 and 2.2, and seventy-five percent (75%) of the Upfront Shares issued to Lender shall be cancelled and forfeited automatically, without any action required on the part of the Defaulting Lender, or (b) May 15, 2017 or June 15, 2017 as required pursuant to this Section 1.4, such Defaulting Lender shall not be entitled to receive any Installment Shares or Warrants to which it would otherwise be entitled to on such Installment Date pursuant to Sections 2.1 and 2.2. In addition, under no circumstances may a Defaulting Lender be allowed to make any future advances hereunder (whether on the next Installment Date or upon the Company’s first Public Offering in accordance with Section 6(a) of such Lender’s Secured Promissory Note). If any Lender becomes a Defaulting Lender, then the Lender that is not the Defaulting Lender (the “Non-Defaulting Lender”) may elect to fund the Defaulting Lender’s Pro Rata Share of such Advance, which amount shall be advanced within five (5) Business days after receipt by the Non-Defaulting Lender of written notice from the Company of such failure to fund the Advance, and the Non-Defaulting Lender shall, upon payment of the Defaulting Lender’s Pro Rata Share of the Advance, be entitled to receive the Pro Rata Share of the Installment Shares or Warrants to which the Defaulting Lender would have otherwise been entitled to receive pursuant to Sections 2.1 and 2.2 with respect to such Advance.

1.5 Optional Advance at Initial Public Offering. In the event a Lender is not a Defaulting Lender and elects to make an additional advance to the Company equal to all (but not less than all, unless due to a reduction by the Company pursuant to Section 6(b) of such Lender’s Secured Promissory Note) of the remaining principal amount that not been advanced under such Lender’s Secured Promissory Note upon the Company’s first Public Offering in accordance with Section 6(a) of such Lender’s Secured Promissory Note, the Company shall issue to such Lender, in consideration for the additional advance, the Installment Shares and Warrants that such Lender would have received in the event such advance was delivered on an Installment Date pursuant to Section 1.4, prorated to reflect the amount so advanced by such Lender.

2. Shares and Warrants.

2.1 Shares. In consideration of the Lenders’ purchase of the Secured Promissory Notes and subject to the terms and conditions of this Agreement, the Company shall issue to each Lender on the Closing Date such number of Upfront Shares representing the Lender’s Pro Rata Share of the Upfront

Shares. The Company shall retain the certificates evidencing the Upfront Shares of the Lenders until the potential forfeiture provisions set forth in Section 1.4 have lapsed. In the event any Lender funds such Lender’s Pro Rata Share of an Advance permitted or required to be funded at the Closing or upon an Installment Date thereafter, the Company shall issue to such Lender the number of Installment Shares representing Lender’s Pro Rata Share of the Installment Shares with respect to such Advance.

2.2 Warrants. In consideration of the Lenders’ purchase of the Secured Promissory Notes and subject to the terms and conditions set forth in this Agreement and the Warrant, at the Closing and on each Installment Date that any Lender participates and funds such Lender’s Pro Rata Share of an Advance required or permitted to be funded hereunder, the Company shall issue to such Lender a Warrant to purchase such number of shares of Common Stock equal to such Lender’s Pro Rata Share of the Warrant Shares with respect to such Advance.

3. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Lender, as of the date of this Agreement, as follows:

3.1 Organization; Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except where the failure to be so qualified has not had, and would not reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

3.2 Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of the Transaction Agreements by the Company and the performance of the Company’s obligations thereunder, including the authorization for the issuance and delivery of the Secured Promissory Notes, the Shares and the Warrants and the reservation of the Common Stock issuable upon conversion of the Secured Promissory Notes or exercise of the Warrants (collectively, the “Conversion Shares”) has been taken or will be taken prior to the issuance of such Conversion Shares.

3.3 Binding Effect. This Agreement and the other Transaction Agreements have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to equitable principles, bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

3.4 No Conflict. Neither the authorization, execution nor delivery of this Agreement or any other Transaction Agreement, nor the issuance or delivery of the Secured Promissory Notes, the Shares and the Warrants, nor the consummation of any other transactions contemplated hereby or thereby, will (i) constitute or result in a default, breach or violation of any term or provision of the Company’s Certificate of Incorporation or bylaws, both as amended and in effect as of the Effective Date, or (ii) violate or conflict with any law or regulation applicable to the Company or by which any of the assets or properties of the Company or any of its subsidiaries may be bound, except, in the case of clause (ii) above, for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 38,500,000 shares of Common Stock, of which 4,338,020 shares are issued and outstanding; and (ii) 11,500,000 shares of Preferred Stock, of which 3,914,697 shares of Series A Preferred Stock are issued and outstanding and 3,092,781 shares of Series B Preferred Stock are issued and outstanding. As of March 11, 2017, the Company had outstanding options to purchase 1,094,035 shares of Common Stock under the Company’s 2014 Stock Option/Stock Issuance plan (the “2014 Plan”), and warrants to purchase shares of the Company’s Common Stock issued to Acacia Research Corporation (“Acacia”) and WestwoodOne, Inc.

(b) Except for (i) offer letters, employment agreements, award agreements or other agreements or understandings relating to the granting of equity awards to employees, directors or consultants of the Company or its subsidiaries under the 2014 Plan or new equity incentive plans to be adopted by the Company, (ii) the Investment Agreement, dated as of August 15, 2016, as amended, by and between the Company and Acacia and the other agreements and instruments contemplated thereby; (iii) the Secured Promissory Notes issued to the Lenders pursuant to this Agreement, (iv) the warrants agreements between the Company and each of Acacia and WestwoodOne, Inc., (v) the Voting Agreement, dated as of August 15, 2016, by and among the Company, Acacia and the other parties thereto, (vi) the IRA (as defined below), (vii) the Voting Agreement, dated as of July 15, 2014, as amended, by and among the Company and the stockholders party thereto, (viii) the Right of First Refusal and Offer and Co-Sale Agreement, dated as of July 15, 2014, by and among the Company and certain stockholders and other Persons party thereto, (ix) the Certificate of Incorporation or bylaws of the Company, and (x) this Agreement and the other Transaction Agreements, in each of clause (i)-(x), as they exist as of the date hereof, there are no (1) outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to capital stock of the Company or any capital stock equivalent or other nominal interest in the Company or any of its subsidiaries (“Company Equity Interests”) pursuant to which the Company or any of its subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Company Equity Interests, (2) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of Company Equity Interests or (3) contracts, agreements, arrangements or commitments to which the Company or any of its subsidiaries is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company.

(c) Except for the Secured Promissory Notes and any intercompany indebtedness, and except as reflected in the Company’s consolidated financial statements, the Company and its subsidiaries have no outstanding Indebtedness (as defined below). Neither the Company nor any of its subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in this Section 3.5, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

3.6 Consents. All consents, approvals, orders, or authorizations of any governmental authority required on the part of the Company in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements, the offer, sale or issuance of the Secured Promissory Notes, the Shares and the Warrants hereunder, and the consummation of the other transactions contemplated hereby or thereby, shall have been obtained and will be effective at such time as required by such governmental authority, except where the failure of which to obtain such consents, approvals, orders or authorizations has not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.7 Financial Statements.

(a) The audited consolidated financial statements of the Company and its subsidiaries for the years ended December 31, 2015 and 2016 have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied during the periods indicated, and present fairly the financial position, results of operations and cash flows of the Company at the respective dates and for the respective periods indicated.

(b) Except as recorded as a liability or otherwise reserved against in the audited balance sheet included in the audited consolidated financial statements of the Company and its subsidiaries for the years ended December 31, 2016 (the “Audited Balance Sheet”), to the Company’s Knowledge, the Company and its subsidiaries do not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet in accordance with GAAP, other than (i) liabilities incurred in the ordinary course of business since the date of the Audited Balance Sheet and (ii) liabilities incurred under or in accordance with or as expressly permitted by this Agreement or the other Transaction Agreements in connection with the transactions contemplated hereby and thereby.

3.8 Adverse Proceedings. There are no suits, proceedings, claims or disputes pending or, to the Company’s Knowledge, threatened against the Company or against any of its properties or subsidiaries, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, the term “Knowledge” with respect to the Company shall mean the actual knowledge of Chad Steelberg, Ryan Steelberg, Peter F. Collins or Jeffrey B. Coyne.

3.9 Taxes. The Company has filed all federal, state and other material tax returns required to be filed, and has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith or for which adequate reserves have been provided in accordance with GAAP.

3.10 Property. The Company does not own any real property. The Company has good and marketable title to all machinery, equipment and other tangible assets currently used by the Company, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11 Environmental Matters. To the Company’s Knowledge, the Company is in compliance with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect the Company’s operations and/or properties, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12 No Event of Default. No Event of Default (as defined in each Secured Promissory Note) has occurred and is continuing.

3.13 Material Contracts. With respect to each of the contracts and agreements set forth in Items 10.1 through 10.22 on the exhibit list of the Company’s registration statement on Form S-1, which was submitted confidentially to the Securities and Exchange Commission on January 27, 2017 (collectively, the “Material Contracts”), (a) such contract or agreement is in full force and effect and is binding upon and enforceable against the Company to the extent such Material Contract has been entered into by the Company on or prior to the Closing Date, and (b) the Company is not in default, beyond any applicable cure period, under such contract or agreement, except in the case of either (a) or (b) for matters which have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.14 Compliance with Laws. To the Company’s Knowledge, neither the Company nor any of its subsidiaries has violated any laws, ordinances or rules applicable to the Company or any of its subsidiaries, the violation of which has had, or would reasonably be expected to have, a Material Adverse Effect. The Company is not currently an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.

3.15 Employee Matters and Benefits. None of the Company’s employees are covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and to the Company’s Knowledge, no attempt is currently being made or threatened to be made to organize any of its employees to form or enter into any labor union, employee association or similar organization. There are no strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened against the Company or affecting the Company’s employees or facilities. The Company does not have any defined employee pension benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”)) maintained or contributed to by the Company, except to the extent provided and maintained by TriNet. To the Company’s Knowledge, the Company is in compliance with the applicable provisions of ERISA, except where the failure to so comply has not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.16 Collateral Documents; Intellectual Property. The provisions of the Security Agreement are effective to create in favor of the Lenders a legal, valid and enforceable lien on the interest of the Company in the Collateral (as defined in the Security Agreement). Except for filings completed hereunder or pursuant to the Security Agreement on or prior to the Closing Date, no filing or other action will be necessary to perfect such lien. A complete list of all of the Company’s trademarks, servicemarks and patents, in each case, that have been registered with the U.S. Patent and Trademark Office is attached as a Schedule I to this Agreement. The Company does not have any copyrights that have been registered with the U.S. Patent and Trademark Office.

3.17 Insurance. The Company has had in place insurance policies relating to its business, including property, casualty, liability, workers’ compensation and other insurance policies, with reputable insurance companies in such amounts which the Company deems reasonable, covering such risks that the Company as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company operates.

4. Representations and Warranties of each Lender. Each Lender hereby represents and warrants to the Company as follows:

4.1 Purchase for Own Account. Each Lender understands that the Secured Promissory Notes, the Warrants, the Shares and the Conversion Shares (collectively, the “Bridge Securities”) have not been registered under the Securities Act of 1933, as amended (the “Act”). Such Lender represents that he, she or it is acquiring the Bridge Securities solely for his, her or its own account for investment purposes only and not for sale or with a view to distribution of the Bridge Securities or any part thereof.

4.2 Information and Sophistication. Each Lender hereby: (i) acknowledges that he, she or it has received all the information it has requested from the Company and he, she or it considers necessary or appropriate for deciding whether to acquire the Bridge Securities, (ii) represents that he, she or it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Bridge Securities and to obtain any additional information necessary to verify the accuracy of the information given such Lender and (iii) further represents that he, she or it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.3 Ability to Bear Economic Risk. Each Lender acknowledges that investment in the Bridge Securities involves a high degree of risk, and represents that he, she or it is able, without materially impairing his, her or its financial condition, to hold the Bridge Securities for an indefinite period of time and to suffer a complete loss of his, her or its investment.

4.4 Illiquid Securities. Such Lender is aware that no public market exists for the Company’s securities, and despite the fact that the Company is planning to conduct an initial Public Offering, there can be no assurance that such Public Offering will be completed or that a public market will ever be created for any of the Company’s securities. As such, Lender understands that it may be required to hold the Bridge Securities for an indefinite period of time (subject to the maturity provisions of the Secured Promissory Notes).

4.5 Accredited Investor Status. Such Lender is an “Accredited Investor” as such term is defined in Rule 501 under the Act. If such Lender is a limited liability company, such Lender represents (and has confirmed) that all of its members are Accredited Investors as so defined.

5. Company Covenants. The Company covenants and agrees that from the Closing Date and thereafter until the Secured Promissory Notes have been repaid in full or converted into the Company’s Common Stock in accordance with the terms of the Secured Promissory Notes, the Company shall not, and shall cause each of its subsidiaries not to, without the consent of each of the Lenders:

5.1 Certificate of Incorporation and Bylaws. Amend its Certificate of Incorporation or Bylaws (other than amendments to be effective upon the consummation of the first Public Offering or as in connection with a transaction permitted under Section 5.3).

5.2 Fundamental Changes. Wind up, liquidate or dissolve the Company or any of its subsidiaries.

5.3 Securities Issuance. Issue any shares or series of the Company’s capital stock or any securities convertible into or exercisable for such shares in any transaction that is primarily for the purposes of raising capital for the Company (as determined by the Company’s Board of Directors) unless the proceeds of such financing transaction are concurrently used to repay all of the outstanding principal and accrued unpaid interest under all of the Secured Promissory Notes (the “Obligations”) other than the issuance of (i) securities in connection with a Public Offering; (ii) Bridge Securities pursuant to any of the Transaction Agreements (including shares of Common Stock issuable upon exercise or conversion of such Bridge Securities); (iii) shares of Common Stock upon the conversion or exercise of any convertible securities of the Company outstanding as of the date hereof, in accordance with the terms thereof; or (iv) shares of Common Stock issued to employees or consultants pursuant to the Company’s equity incentive plan as may be in effect from time to time.

5.4 Secured Indebtedness. Create or incur any secured Indebtedness of the Company (other than any Indebtedness issued pursuant to the Transaction Agreements), unless the proceeds of such Indebtedness are concurrently used to repay the Obligations and all obligations owing by the Company to Acacia under the Secured Promissory Note dated August 15, 2016 (as amended). “Indebtedness” means the following: (i) all obligations for borrowed money; (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations evidenced by notes, bonds or debentures, or (iv) all guaranties of the obligations of others.

5.5 Dispositions. Sell, transfer or otherwise dispose of any of the Company’s material intellectual property or other assets having a value in excess of $500,000 individually, except for dispositions pursuant to licensing transactions entered into in the ordinary course of its business.

5.6 Settlement of Claims. Settle any material litigation or claims, which settlement involves payment by the Company of more than $500,000 individually.

5.7 Use of Proceeds. Use any of the Loan Amounts for purposes other than (a) repayment of trade payables, (b) payment of bonuses for 2016 to Chad and Ryan Steelberg in the amounts of $250,000 and $175,000, respectively, pursuant to their Employment Agreements, and (c) other general working capital purposes.

6. Financial Reporting. The Company covenants and agrees that from the Closing Date and thereafter until the earlier of (a) the repayment of all outstanding principal and accrued interest under the Secured Promissory Notes; (b) the conversion of all outstanding principal and accrued interest under the Secured Promissory Notes into the Company’s Common Stock, or (c) the completion of the Company’s initial Public Offering (as that term is defined in the Company’s Certificate of Incorporation), the Company shall furnish to each of the Lenders:

6.1 Within one hundred twenty (120) days after the end of each fiscal year of the Company, a balance sheet of the Company as at the end of such fiscal year, and the related statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP consistently applied, (i) such statements to be audited and accompanied by a report and opinion of an independent certified public accountant, which report and opinion shall be prepared in accordance with GAAP, and (ii) such statements shall be certified by the chief executive officer, chief financial officer or controller of the Company to the effect that such statements are fairly presented in all material respects.

6.2 Within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Company, a balance sheet of the Company as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, prepared in accordance with GAAP consistently applied, such statements to be certified by the chief executive officer, chief financial officer or controller of the Company as fairly presenting the financial condition of the Company in all material respects, subject only to normal year-end audit adjustments and the absence of footnotes.

7. Transfer Restrictions.

7.1 Market Stand-Off Agreement

(a) IPO. Each Lender (which will include Affiliates of the Lender for purposes of this Section 7.1) hereby agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to the Company’s first underwritten Public Offering (the “IPO”) of its Common Stock under the Securities Act, and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports, and (ii) analyst recommendations and opinions) (the “Lock-Up Period”): (A) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the Bridge Securities, or any shares of Common Stock issued upon the conversion or exercise of any Bridge Securities (collectively, the “Securities”)(whether such shares or any such securities are then owned by the Lender or are thereafter acquired); or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. Notwithstanding anything herein to the contrary (including, for the avoidance of doubt, Section 12 of the Secured Promissory Notes), the underwriters in connection with the IPO are intended third-party beneficiaries of this Section 7.1 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Lender further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this Section 7.1 or that are necessary to give further effect thereto.

(b) Regulation A Offering. The Lender (which will include Affiliates of the Lender for purposes of this Section (b)) hereby agrees that it will not, without the prior written consent of the Company or, in the case of an underwritten offering, without the prior written consent of the managing underwriters(s), during the period commencing on the date of the offering statement relating to the Company’s Regulation A Offering, and ending on the date specified by the Company (such period not to exceed one hundred eighty (180) days): (A) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the Securities (whether such Securities are then owned by the Lender or are thereafter acquired); or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Securities; whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The Lender further agrees to execute such agreements as may be reasonably requested by the Company in connection with the Regulation A Offering that are consistent with this Section (b) or that are necessary to give further effect thereto, so long as the terms and conditions of such agreements are consistent in all material respects with the terms and conditions of any agreements requested to be executed by other significant stockholders of the Company in connection with such Regulation A Offering.

7.2 Transfer Restrictions. In order to enforce the covenants in Section 7.1, the Company may impose stop transfer instructions with respect to any of the Securities until the end of the Lock-Up Period or the 180-day period specified in Section 7.1(b), as applicable. The Lender agrees that a legend reading substantially as follows will be placed on all certificates representing all of the Securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON CONVERSION THEREOF ARE SUBJECT TO LOCK-UP PERIODS BEGINNING ON THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN CONNECTION WITH THE ISSUER’S REGULATION A OFFERING, IN EACH CASE AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

7.3 Further Limitations on Disposition. Each Lender agrees not to make any disposition of all or any portion of the any of such Lender’s Securities unless and until (i) the transferee has agreed in writing for the benefit of the Company to make such representations and warranties as are reasonable and customary in a private placement of securities and the undertakings set out in Section 7 and (ii) the Lender has (A) notified the Company of the proposed disposition, (B) furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if requested by the Company, furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration under the Securities Act. The Lender agrees not to make any disposition of any of the Securities to (I) any of the Company’s competitors, as determined in good faith by the Company, or (II) without the prior consent of the Board of Directors of the Company (not to be unreasonably withheld), any Person or group of Persons who has filed a Schedule 13D or would, as a result of acquiring any Securities from the Lender, be required to file under Schedule 13D. Any disposition of any Lender’s capital stock and other securities of the Company in violation of the terms and conditions of Agreement, including the immediately preceding sentence of this Section 7.3, will be null and void ab initio.

7.4 Legends. The Lender understands and acknowledges that the Securities may bear the following legend:

THIS SECURITY AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT.

8. Piggyback Registration Rights.

8.1 If at any time prior to the second anniversary of the Closing Date, the Company shall determine to register any of its securities under the rules and regulations of the Securities and Exchange Commission (“SEC Rules”), either for its own account or the account of a security holder or security holders, other than (i) registration in connection with the Company’s first Public offering; (ii) registration of securities of the Company held by its securityholders, including registration pursuant to the Investor Rights Agreement, dated as of July 15, 2014, as amended from time to time, between the Company, Acacia and certain of the Company’s stockholders (“IRA”); (iii) a registration relating solely to employee benefit plans of the Company, including any registration pursuant to Form S-8, (iv) a registration relating solely to a Rule 145 transaction, or (v) a registration on any registration form under the SEC Rules that does not permit secondary sales, the Company will:

(a) promptly deliver to each Lender written notice thereof; and

(b) use its reasonable best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 7.2 below, and in any underwriting involved therein, all the Registrable Securities (as defined below) specified in a written request or requests made by any Lender and delivered to the Company within twenty (20) days after the written notice is delivered by the Company. Such written request may include all or a portion of a Lender’s Registrable Securities. The term “Registrable Securities” shall mean: (i) the shares of Common Stock issued pursuant to this Agreement; (ii) and the Warrants and shares of Common Stock issued pursuant to the exercises of Warrants issued under this Agreement; and (iii) shares of Common Stock issued upon conversion of the outstanding principal and accrued interest under the Secured Promissory Notes in accordance with the terms thereof. The term “Registrable Securities” shall not include shares held by any Lender if such shares are eligible for sale pursuant to Rule 144 without any volume limitation.

8.2 If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Lender as a part of the written notice given pursuant to Section 7.1(a). In such event, the right of any Lender to registration shall be conditioned upon such Lender’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Lenders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform their obligations under an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision contained herein, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise the Lenders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and the allocation of the securities in the underwriting. If any person who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person shall be excluded therefrom by written notice delivered by the Company or the managing underwriter. Any Registrable Securities and/or other securities so excluded or withdrawn shall also be withdrawn from registration.

8.3 Any registration effected by the Company pursuant to this Section 8 shall be subject to the provisions set forth in Sections 1.6 through 1.13 of the IRA.

8.4 Acacia hereby approves the grant of the piggyback registration rights hereunder to the other Lender (or such Lender’s permitted transferees) for purposes of Section 5.3(c) of the Investment Agreement, to the extent set forth therein.

9. Board Observation Right. Immediately following the Effective Date, Veritone LOC I, LLC may appoint one individual as an observer with the right to attend regular meetings of the Board of Directors of the Company, provided that such observer’s right to attend board meetings shall terminate immediately upon the earlier of (i) repayment in full of all outstanding principal and accrued interest under the Secured Promissory Notes, (ii) automatic conversion of the Secured Promissory Notes upon the consummation of the first Public Offering pursuant to Section 6(a) of the Secured Promissory Notes or (iii) the completion of the Company’s initial Public Offering (as that term is defined in the Company’s Certificate of Incorporation).

10. Events of Default.

10.1 Events of Default. Each of the following shall constitute an event of default (each, an “Event of Default”) under this Agreement and the other Transaction Agreements:

(a) An “Event of Default” as defined in any Secured Promissory Note shall occur; or

(b) Any representation or warranty set forth in Section 3 of this Agreement shall have been untrue as of the Effective Date or as of the Closing Date (except that the accuracy of representations or warranties that speak as of a specific date will be evaluated as of that date) (i) in the case of any representation or warranty not qualified by materiality or “Material Adverse Effect,” except for such matters as would not have a Material Adverse Effect, or (ii) in the case of any representation or warranty qualified by materiality or “Material Adverse Effect,” in all respects; or

(c) The Company shall breach or fail to observe or perform in any material respect any covenant, obligation, condition or agreement contained the this Agreement and (i) such breach or failure shall continue for fifteen (15) days from the Company’s receipt of written notice of such failure from any of the Lenders, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days from the Company’s receipt of such notice or (B) the Company shall not have commenced a cure in a manner reasonably satisfactory to each of the Lenders within the initial 15-day period.

11. Indemnification. The Company shall indemnify and hold harmless each of the Lenders (and their respective past, present and future officers, directors, managers, stockholders, members, employees, advisors, representatives and agents (collectively, the “Indemnitees”) from and against any loss, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred in respect of the financing contemplated by this Agreement (the “Damages”); provided that the expenses of each Lender in connection with the negotiation and documentation of the Transaction Agreements shall be capped at $25,000 as set forth in Section 12.1. Notwithstanding the foregoing, the Company shall have no obligation to indemnify any Indemnitee against any loss, liability, cost or expense (a) to the extent the Damages are found by a final judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnitee, or (b) to the extent the Damages arose from any dispute solely among Indemnitees other than any claims primarily the result of any act or omission on the part of the Company. Neither Lender shall in any event be responsible or liable to the Company for consequential, incidental, exemplary or punitive damages.

12. Miscellaneous.

12.1 Fees and Expenses. The Company shall pay reasonable fees and expenses (including, without limitation, the reasonable fees and expenses of one legal counsel and advisors) incurred for each of the Lenders in an amount not to exceed $25,000 in connection with the transactions contemplated hereunder.

12.2 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as set forth in Section 11 (which shall inure to the benefit of each of the Indemnitees) or otherwise expressly provided in this Agreement. No Lender may transfer or assign its rights under this Agreement or delegate any of its obligations hereunder without the prior written consent of the Company and the other Lender.

12.3 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware will control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.4 Jurisdiction; Service of Process. Any action with respect to this Agreement will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The Company and the Lender each hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, (a) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure of service, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the action in such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement may not be enforced in or by such courts.

12.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.6 Notices. All notices required or permitted hereunder shall be in accordance with Section 17 of the Secured Promissory Notes.

12.7 Amendment; Modification; Waiver. No amendment, modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and each of the Lenders.

12.8 Severability; Obligations Absolute. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability will not invalidate this Agreement as a whole, but this Agreement will be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable, and the rights and obligations of the parties hereto hereunder will be construed and enforced only to such extent as will be permitted by applicable law. Notwithstanding the foregoing, the obligations of the Company hereunder will be absolute, unconditional and irrevocable, and will be performed strictly in accordance with the terms hereof, under all circumstances whatsoever, including the following circumstances: (a) any lack of validity or enforceability of this Agreement; (b) any amendment or waiver of, or any consent to or departure from, this Agreement; and (c) the existence of any claim, defense or other right which the Company may have at any time against the Lenders or any other person or entity, whether in connection with this Agreement, the Loans or otherwise. The Company understands and agrees that no payment by the Company under any other agreement, arrangement or document (whether voluntary or otherwise) will constitute a defense to its obligations hereunder.

12.9 Entire Agreement. This Agreement, the Exhibits hereto, and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

12.10 Exculpation among Lenders. Each Lender acknowledges that it is not relying upon any person or entity, other than itself and (if applicable) its purchaser representative in making its investment or decision to invest in the Company. Each Lender agrees that no Lender nor the respective controlling persons or entities, officers, directors, partners, managers, attorneys, agents, or employees of any Lender shall be liable to any other Lender for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of any security in connection with this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the day and year first written above.

COMPANY:

VERITONE, INC.

By:	/S/ PETER COLLINS
Peter F. Collins
Chief Financial Officer

LENDERS:

ACACIA RESEARCH CORPORATION

By:	/S/ CLAYTON J. HAYNES
Name:	Clayton J. Haynes
Title:	CFO

VERITONE LOC I, LLC

By:	/S/ JEFF GEHL
Name:	Jeff Gehl
Title:	Manager

EXHIBIT A

SCHEDULE OF LENDERS

Lenders	Commitment Amount	Pro Rata Share (%)
Acacia Research Corporation	$4,000,000	50%
Veritone LOC I, LLC	4,000,000	50%

Total	$8,000,000